Exhibit 99

Contacts
Pelican Financial, Inc: Howard Nathan, CFO - P: 734 662-9733
howardn@washtenawmortgage.com
Marcotte Financial Relations: Mike Marcotte - P: 248 656-3873
mike@marcotte.biz

Pelican Financial, Inc.
Reports Strong Q1 Earnings	For Immediate Release

ANN ARBOR, Mich., April 23, 2003 — Pelican Financial, Inc. (AMEX:PFI), the holding company for Washtenaw Mortgage Company and Pelican National Bank, continues to post strong Q1 earnings, Charles C. Huffman, President and CEO, announced today.

For the three months ended March 31, 2003, net income was $2,931,028, or $0.66 per share.  The Annualized Return on Average Equity equaled 34.92%.  This is net of charges for impairment of mortgage servicing rights of $1,191,300 after tax. These charges were equivalent to $0.27per share.

At Washtenaw Mortgage Company, mortgage-origination volume maintained  strong levels.  New mortgage-loan volume rose another 25% to $896,876,426, from $715,060,213 a year ago.  Washtenaw Mortgage granted interest-rate locks of $1,330,240,786 during the quarter.  The backlog of approved but yet to close loans continues to increase.  Earnings for the quarter were  $2,659,024 or $0.60 per share.

Pelican National Bank focused on growth for the quarter.  The Bank’s balance sheet was notably stronger.  Assets were $211,531,154 at quarter’s end.  Loans outstanding stood at $99,099,987 and deposits were $178,625,989.  Net income was $350,092.  Pelican National Bank created $9,855,470 in new loans in the first quarter.  The grand opening of the San Carlos branch was held in January 2003.

Mr. Huffman said, “We are generally pleased with both subsidiaries — especially given the interest-rate environment, competitive pressure in both the mortgage and bank sectors, and higher internal costs as we seek to grow both organizations.  Delinquencies at the Bank appear to be well controlled.  Asset quality is improving.

Pelican Financial, Inc.

Q1 2003 Results

“The continued impairment of servicing values positions us at current market values for servicing rights.  If rates begin to rise and mortgage-servicing values rebound, this impairment will offset likely declines in origination revenue occasioned by the increase in rates.  We are well positioned from people and technology standpoints to grow mortgage volume and increase profitability at Washtenaw Mortgage.

“Correspondingly, we’ve added to our lending teams at Pelican National Bank to grow our loan portfolios.  The bank is also actively looking for additional branch sites to further expand our franchise.”

Pelican Financial, Inc. (PFI) is the holding company for Washtenaw Mortgage Company, Ann Arbor, Michigan; and Pelican National Bank, Naples, Florida. Founded in 1981, Washtenaw Mortgage Company is a leading wholesale mortgage banker. Pelican National Bank, founded in 1997, is a full service community bank with branches in Naples, Fort Myers, and San Carlos, Florida.

Safe Harbor Provision. This news release contains forward-looking statements, pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those, described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements.

(financial schedules follow)

PELICAN FINANCIAL, INC.

Consolidated Balance Sheets

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents
Cash and due from banks	$5,976,462	$10,410,554
Interest-bearing deposits	63,542,290	33,005,000
Federal funds sold	12,322,375	13,946,381
Total cash and cash equivalents	81,841,127	57,361,935
Accounts receivable, net	8,851,055	7,962,115
Securities available for sale	7,277,463	2,560,305
Federal Reserve & Federal Home Loan Bank Stock	1,330,000	1,330,000
Loans held for sale	195,348,903	192,488,348
Loans receivable, net	98,809,580	104,533,053
Mortgage servicing rights, net	15,562,756	13,799,691
Other real estate owned	1,275,997	1,293,148
Premises and equipment, net	2,549,221	2,410,902
Other assets	1,941,554	1,958,466

	$414,787,656	$385,697,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$98,345,918	$87,304,821
Interest-bearing	80,143,945	66,428,958
Total deposits	178,489,863	153,733,779
Due to bank	49,866,889	34,849,016
Notes payable	56,025,623	43,866,403
Repurchase agreements	58,784,472	82,987,994
Federal Home Loan Bank borrowings	18,000,000	18,000,000
Other liabilities	19,449,112	20,430,113
Total liabilities	380,615,959	353,867,305

Commitments and contingencies

Shareholders’ equity
Preferred stock, 200,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value 10,000,000 shares authorized; 4,440,241 outstanding at March 31, 2003 and December 31, 2002	44,402	44,402
Additional paid in capital	15,345,573	15,345,573
Retained earnings	18,913,845	16,426,842
Accumulated other comprehensive income (loss), net of tax	(132,123)	13,841
Total shareholders’ equity	34,171,697	31,830,658

	$414,787,656	$385,697,963

PELICAN FINANCIAL, INC.

Consolidated Statements of Income and Comprehensive Income (Unaudited)

	Three Months Ended March 31,
	2003	2002
Interest income
Loans, including fees	$5,342,667	$6,002,550
Investment securities, taxable	78,482	111,839
Federal funds sold and overnight accounts	100,015	40,812
Total interest income	5,521,164	6,155,201

Interest expense
Deposits	584,715	891,808
Other borrowings	1,663,232	1,662,041
Total interest expense	2,247,947	2,553,849

Net interest income	3,273,217	3,601,352

Provision for loan losses	80,000	150,000

Net interest income after provision for loan losses	3,193,217	3,451,352

Noninterest income
Gain on sales of securities, net	71,652	—
Service charges on deposit accounts	52,594	40,820
Servicing income	1,725,181	1,269,647
Gain on sales of mortgage servicing rights and loans, net	11,461,578	8,836,976
Other income	212,335	70,281
Total noninterest income	13,523,340	10,217,724

Noninterest expense
Compensation and employee benefits	6,047,952	5,229,822
Occupancy and equipment	618,332	372,811
Telephone	153,045	147,254
Postage	191,286	144,892
Amortization of mortgage servicing rights	1,187,668	929,486
Mortgage servicing rights valuation adjustment	1,805,004	163,017
Other noninterest expense	2,266,053	1,690,540
Total noninterest expense	12,269,340	8,677,822

Income before income taxes and cumulative effect of change in accounting principle	4,447,217	4,991,254

Provision for income taxes	1,516,189	1,700,930

Income before cumulative effect of change in accounting principle	2,931,028	3,290,324

Cumulative effect of change in accounting principle, net of tax	—	—

Net income (loss)	$2,931,028	$3,290,324

Basic and diluted earnings per share before cumulative effect of change in accounting principle	$0.66	$0.75

Per share cumulative effect of change in accounting principle	—	—

Basic earnings (loss) per share	$0.66	$0.75

Diluted earnings (loss) per share	$0.66	$0.74

Comprehensive income (loss)	$2,785,064	$3,261,085